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                                                                    EXHIBIT 6
                                                                    ---------

                         RATIONAL SOFTWARE CORPORATION

                              AFFILIATE AGREEMENT


     This RATIONAL SOFTWARE CORPORATION AFFILIATE AGREEMENT ("AGREEMENT") is dated as of April 7, 1997, between Rational Software Corporation, a Delaware corporation ("ACQUIROR"), Pure Atria Corporation, a Delaware corporation ("TARGET"), and the undersigned affiliate ("AFFILIATE") of Acquiror.

     WHEREAS, Acquiror and Target have entered into an Agreement and Plan of Reorganization ("MERGER AGREEMENT") pursuant to which Target and Acquiror intend to enter into a business combination transaction (the "MERGER") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement);

     WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Acquiror, as the term "affiliate" is used in Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of Acquiror;

     WHEREAS, it will be a condition to consummation of the Merger pursuant to the Merger Agreement that the independent accounting firms that audit the annual financial statements of Target and Acquiror will have delivered their written concurrences with the conclusions of management of Target and Acquiror to the effect that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16;

     WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to Acquiror to enter into the Merger Agreement.

     NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

     1.   Acknowledgments by Affiliate.  Affiliate has carefully read this
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Agreement and the Merger Agreement and has discussed the requirements of this
Agreement with Affiliate's professional advisors, who are qualified to advise him with regard to such matters.

     2.   Covenants Related to Pooling of Interests.  In accordance with SAB 65,
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during the period commencing 30 days preceding the Closing Date of the Merger and continuing until the second day after the day that Acquiror publicly announces financial results covering at least 30 days of combined operations of Acquiror and Target, Affiliate will not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce Affiliate's risk relative to any

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shares of Acquiror Common Stock. Acquiror may, at its discretion, place a stock transfer notice consistent with the foregoing with its transfer agent with respect to Affiliate's shares. Notwithstanding the foregoing, Affiliate will not be prohibited by the foregoing from selling or disposing of shares so long as such sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76.

     3.   Beneficial Ownership of Stock.  Except for the Acquiror Common Stock
          -----------------------------
and options to purchase Acquiror Common Stock set forth on the last page of this Agreement, Affiliate does not beneficially own any shares of Acquiror Common Stock or any other equity securities of Acquiror or any options, warrants or other rights to acquire any equity securities of Acquiror.

     4.   Miscellaneous.
          -------------

          (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

          (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware (without regard to the principles of conflict of laws thereof).

          (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

          (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

          (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

          (g) No party shall be deemed an intended third party beneficiary of this Agreement.

     5. Termination.  This Agreement shall terminate and shall have no further
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     force or effect upon any termination of the Merger Agreement pursuant to
     Article VII thereof.

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     Executed as of the date shown on the first page of this Agreement.

                              RATIONAL SOFTWARE CORPORATION


                              By:
                                    -----------------------------

                              Name:
                                    -----------------------------

                              Title:
                                    -----------------------------

                              PURE ATRIA CORPORATION

                              By:
                                    -----------------------------

                              Name:
                                    -----------------------------

                              Title:
                                    -----------------------------


                              AFFILIATE


                              By:
                                    -----------------------------

                              Name of Affiliate:
                                                -----------------

                              Name of Signatory (if different from name of
                              Affiliate):
                                         ------------------------

                              Title of Signatory
                              (if applicable):
                                              -------------------

Number of shares of Rational Software Corporation Common Stock beneficially owned by Affiliate:

-----------------------

Number of shares Rational Software Corporation Common Stock subject to options beneficially owned by Affiliate:

-----------------------

                       ***ACQUIROR AFFILIATE AGREEMENT***

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